Exhibit 99.1

News Release	January 24, 2005

For more information, contact:

Kirk Whorf

Senior Vice President and Chief Financial Officer

kwhorf@northstatebank.com

Or, Larry D. Barbour

President and CEO

919-855-9925

NORTH STATE BANCORP REPORTS

RECORD INCOME FOR 2004

Raleigh, NC. . . For the year ended December 31, 2004, North State Bancorp (the “Company”), the holding company for North State Bank, reported net income of $1,376,000 compared to $979,000 for 2003, an increase of 40.6%. For the quarter ended December 31, 2004, net income was $425,000 compared to $294,000 for the same period in 2003, an increase of 44.6%. Basic earnings per share for 2004 were $0.58, compared to $0.42 for 2003, an increase of 38.1%. For the fourth quarter of 2004, basic earnings per share were $0.18, compared to basic earnings per share of $0.12 for the fourth quarter of 2003, a 50% increase.

A primary factor in the increase in net income is an improving net interest margin for the Company. Net interest income for the Company increased 44.1% to $8.5 million for 2004, compared to $5.9 million for 2003. For fourth quarter 2004, net interest income was $2.5 million, a 47.1% increase over net interest income of $1.7 million for the same period in 2003.

Total assets for North State Bancorp at December 31, 2004 were $309.4 million, compared to total assets of $249.0 million at December 31, 2003, an increase of 24.1%. Total deposits for the Bancorp at December 31, 2004 were $269.1 million and total loans were $244.6 million, compared to total deposits of $208.5 million and total loans of $181.5 million as of December 31, 2003, increases of 29.1% and 34.8%, respectively.

“We are pleased with these results for 2004, our fourth full year in operation,” said Larry D. Barbour, president and CEO for North State. “We continue to make solid progress toward our plan of becoming a premier high-performing bank in Wake County. As we focus on our core business—acquiring relationships with professional firms, professionals, property management companies, churches, businesses and individuals who value a mutually beneficial banking relationships—our customers, our employees, and our shareholders benefit.”

Founded in 2000, North State Bank is a full service community bank, currently serving Wake County through four offices: full-service offices on Falls of Neuse Road in Raleigh, Highway 70 West in Garner, and Blue Ridge Road in West Raleigh, and a loan production office at Wakefield Corporate Center in Wake Forest, NC. It is anticipated that the Bank’s new headquarters and banking office will open near the end of February, 2005 at the new North Hills on Six Forks Road in Raleigh, NC.

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North State Bancorp is listed on the OTC electronic bulletin board under the symbol “NSBC.”

www.northstatebank.com

The information as of and for the quarter and year ended December 31, 2004 as presented is unaudited. This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.